                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                   FORM 8-K

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                Date of Report: January 18, 1996
                                                                ----------------

                      AUDIO COMMUNICATIONS NETWORK, INC.
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            (Exact name of Registrant as Specified in its Charter)

           Florida                      0-7762                59-0690530
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   (State or other jurisdiction      (Commission           (IRS Employer
         of incorporation)           File Number)       Identification No.)

    1000 LEGION PLACE STE. 1515  ORLANDO  FL.                   32801
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    (Address of principal executive offices)                 (Zip Code)


      Registrant's telephone number, including area code   (404) 649-8877
                                                         ------------------

/s/ A. J. Schell
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A. J. Schell
President/CEO

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               [LETTERHEAD OF AUDIO COMMUNICATIONS APPEARS HERE]


                                 PRESS RELEASE

                    FOR IMMEDIATE RELEASE AND DISTRIBUTION


       AUDIO COMMUNICATIONS NETWORK, INC. ACQUIRES NEW MUZAK(R) PROPERTY

Audio Communications Network, Inc. of Orlando, Florida in a continuing effort to expand its sound systems operation announced today the acquisition of the Muzak(R) franchise, Florida Sound Engineering of Jacksonville, Florida on January 2, 1996 for cash. The area of operations extends beyond Jacksonville to Gainesville, Ocala, St. Augustine and into southern Georgia including Brunswick. The Jacksonville company's name will remain the same and operate as a wholly owned subsidiary of Audio Communications Network, Inc.

The purchase of Florida Sound Engineering which also engineers and installs sound systems commercially having recently completed the new Jacksonville Municipal Stadium (formerly the Gator Bowl) will allow Audio Communications Network, Inc. to greatly expand its sound system operation. The acquisition will increase the Company's revenue to an estimated $11 million in 1996 compared to the Company's projected $7 million in 1995.

Through its other wholly owned subsidiaries Audio Communications Network operates MUZAK(R) franchises in Baltimore, Maryland, The Delmarva Peninsula area encompassing the Maryland Eastern Shore, Fresno, California, Kansas City and St. Louis, Missouri.

The MUZAK(R) product is distributed by means of SCA radio transmission and direct broadcast satellite (DBS) which enables the dissemination of sixteen music programs over satellites from environmental to classical as well as data, video and in store marketing.

FOR ADDITIONAL INFORMATION CONTACT

Mary Flemmings, Director of Public Relations
407-649-8877